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                                  Astrata Logo]


Company Contact:                           Porter, LeVay & Rose, Inc.

Richard Nelson                             Marlon Nurse, VP - Investor Relations
Telephone:  + 44 7795 422211               Jeff Myhre, VP - Editorial
rnelson@astratagroup.com                   212-564-4700


          ASTRATA GROUP INCORPORATED ISSUES US$ 4.0 MILLION OF SERIES A
                          CONVERTIBLE PREFERRED STOCK
              Full Exercise of Warrants May Raise over $30 Million

New York, NY - October 18, 2006 - Astrata Group Incorporated (OTC BB: ATTG), a provider of location based technologies and services, announced today that it has issued $4.0 Million of Series A Convertible Preferred Stock in a private placement of its Preferred Stock and Warrants to institutional and accredited investors. The Company intends to use the proceeds for working capital and general corporate purposes.

Martin Euler, Astrata's Chief Executive Officer said "These proceeds will allow Astrata to accelerate our current business plans in both the Homeland Security and Business to Business Markets where our advanced solutions are finding increased global acceptance."

He explained, "As an example, Astrata has recently fitted almost 1000 vehicles transporting hazardous materials in Singapore with our advanced, intelligent tracking device, as part of that country's civil defense program. Currently vehicles entering Singapore from Malaysia which are transporting hazardous materials must also be fitted with a specially designed portable tracking unit, attached to the vehicle and secured within seconds. These Rapid Deployment Units
(RDU), were specifically designed for the Singapore Civil Defense Force,. The expansion of the system is ongoing with additional vehicles being added on a weekly basis. This kind of success illustrates the value of our product and services as well as our ability to deliver. Singapore is just one of the countries we are working to protect. The funds raised will allow us to pursue other contracts more quickly than would otherwise be the case."

$2.5 Million of this funding has been provided by Vision Opportunity Master Fund Ltd with a further $1.5 Million from the conversion of existing debt provided to the Company by its founding shareholders, including Martin Euler, the Company's Chief Executive Officer. This private placement was undertaken by the Company with Westminster Securities Corporation acting as placement agent.

In connection with this offering Astrata has issued to the investors a total of 4,000,000 shares of Series A Convertible Preferred Stock, A Warrants to purchase 6,000,000 shares of its common stock, B Warrants to purchase 6,000,000 shares of its common stock, J Warrants to purchase 5,000,000 shares of its common stock, C Warrants to purchase 3,750,000 shares of its common stock and D Warrants to purchase 3,750,000 shares of its common stock. These can be exercised at prices ranging from $0.50-$1.50 over the course of the next one to five years depending on the Class.

Simultaneously with the financing the Company renegotiated its outstanding Callable Secured Convertible Notes issued to affiliates of the NIR Group ("NIR") for a total of $1,750,000 with an immediate payment of $550,000 and promissory notes for three further payments of $400,000 per quarter. In addition, NIR has agreed to accept 500,000 common shares of the Company's common stock as settlement for all liquidated damages to date under the Convertible Notes and related documents and, in addition, NIR retained the 480,000 warrants that were previously issued to it.

Neither the Series A Convertible Preferred Stock, any of the Warrants, the shares of common stock underlying the Series A Convertible Preferred Stock, nor the common stock to be issued upon exercise of the warrants have been registered under the Securities Act of 1933. Accordingly, these shares and warrants may not be offered or sold in the United States, except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act. Astrata has agreed to file a registration statement covering resale by the investors of the shares of common stock underlying the Series A Convertible Preferred Stock and the shares of common stock to be issued upon exercise of the warrants as well as the shares of common stock and shares underlying the warrants held by NIR. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Series A Convertible Preferred Stock, the warrants nor the underlying common stock. Any opportunity to participate in the private placement was available to a very limited group of accredited investors. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

About Astrata Group Incorporated
Astrata Group Incorporated (OTC BB: ATTG) is a US publicly listed company headquartered in Singapore. Astrata is focused on advanced location-based IT services and solutions (telematics) that combine GPS positioning, wireless communications (satellite or terrestrial) and geographical information technology, which together enable businesses and institutions to monitor, trace, or control the movement and status of machinery, vehicles, personnel or other assets. Astrata has designed, developed, manufactured and currently supports seven generations of telematics systems with units deployed worldwide. Astrata has offices throughout the world including the United States, Europe and Asia. For further information please visit www.astratagroup.com.

Certain statements in this press release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by the use of words such as "anticipate, "believe," "expect," "future," "may," "will," "would," "should," "plan," "projected," "intend," and similar expressions. Such forward-looking statements, involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Astrata Group Incorporated (the "Company") to be materially different from those expressed or implied by such forward-looking statements. The Company's future operating results are dependent upon many factors, including but not limited to:
(i) the Company's ability to obtain sufficient capital or a strategic business arrangement to fund its current operational or expansion plans; (ii) the Company's ability to build and maintain the management and human resources and infrastructure necessary to support the anticipated growth of its business;
(iii) competitive  factors and developments  beyond the Company's  control;  and
(iv) other risk factors discussed in the Company's periodic filings with the Securities and Exchange Commission, which are available for review at www.sec.gov under "Search for Company Filings."

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